FOR IMMEDIATE RELEASE

Contact:  George Bilek
847-827-9880

JUNO LIGHTING, INC.
ANNOUNCES PROPOSED REFINANCING

Des Plaines, IL, April 7, 2004. Juno Lighting, Inc. (Nasdaq-JUNO) announced that it is in preliminary discussions regarding the possible refinancing of its long-term indebtedness. If consummated, Juno expects to use the proceeds of the proposed refinancing to retire outstanding long-term indebtedness of approximately $160,000,000 (including related expenses and accrued interest) and to pay a one-time cash dividend of approximately $50,000,000 to $60,000,000 to its preferred and common stockholders.

The proposed refinancing and dividend are subject to evaluation and approval by Juno's board of directors. There can be no assurances that the proposed refinancing will be completed or that any dividend will be declared, and there can be no assurances of the terms of the refinancing or the dividend if such events are consummated.

Juno Lighting, Inc. is a leader in the design, manufacturing, and marketing of lighting fixtures for commercial and residential use.

This press release contains various forward-looking statements that involve risks and uncertainties concerning the proposed refinancing and the proposed dividend payment. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Such risks and uncertainties include: Juno's ability to successfully negotiate and consummate the proposed refinancing on favorable terms or at all, the results of the evaluation of the proposed dividend by the special committee of the board of directors, changes in general economic conditions (including changes in market and benchmark interest rates) and Juno's business and financial results. More information about potential factors that could affect Juno's business and financial results is included in Juno's Annual Report on Form 10-K for the fiscal year ended November 30, 2003, including (without limitation) under the caption "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," which is on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website at www.sec.gov, and will be included in Juno's Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2004, which will be filed with the SEC in the near future. Juno undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.